No. 93-531C

IN THE UNITED STATES COURT OF FEDERAL CLAIMS

AMBASE CORPORATION AND
CARTERET BANCORP, INC.,

Plaintiffs,

and

FEDERAL DEPOSIT INSURANCE CORPORATION,

Plaintiff-Intervenor,

v.

UNITED STATES,

Defendant.

STIPULATION FOR ENTRY OF JUDGMENT

WHEREAS, on August 31, 2011, the United States Court of Federal Claims filed a judgment for the plaintiffs in the amount of $205,013,00.00 in damages, plus tax gross-up if applicable in an amount to be determined at time of assessment;
WHEREAS, on December 29, 2011, the United States filed a notice of appeal upon the judgment to the United States Court of Appeals for the Federal Circuit;
WHEREAS, on January 3, 2012, the intervening plaintiff, Federal Deposit Insurance Corporation, in its capacity as successor to the rights of Carteret Savings Bank, F.A. and Carteret Federal Savings Bank, and as manager of the FSLIC Resolution Fund (FDIC-R), filed a notice of cross-appeal upon the judgment;
WHEREAS, on January 11, 2012, AmBase Corporation and Carteret Bancorp, Inc. (collectively, AmBase) filed a notice of cross-appeal upon the judgment;
WHEREAS, the defendant-appellant, the United States, and plaintiffs-cross appellants, AmBase and FDIC-R, desire to resolve all outstanding claims in these actions, Nos. 2012-5047,-5048,-
5049 (collectively, the AmBase Case), and to permit dismissal of the appeal and cross-appeals without further judicial proceedings and without there being any additional trials or adjudications of any issue of law or fact;
NOW THEREFORE, for the purposes expressly stated herein, and for no other purpose, the parties hereto stipulate and agree to the settlement of the AmBase Case and to the dismissal of the appeal and cross-appeals under the following terms:
1.            The parties (collectively, the Parties) to this Settlement Agreement are AmBase, the FDIC-R, and the United States of America (including without limitation the FDIC in its corporate capacity).
2.             This Settlement Agreement is intended to completely and finally resolve all remaining claims and disputes between AmBase, the FDIC-R, and the United States arising from or related to: (1) the alleged contracts and claims asserted in the complaint (Complaint) that AmBase filed in the United States Court of Federal Claims (No. 93-531 C) on August 25, 1993; (2) the alleged contracts and claims asserted in the first amended complaint (Amended Complaint) that AmBase filed in the United States Court of Federal Claims (No. 93-531 C) in April 1997; (3) the alleged contracts and claims asserted in the complaint in intervention (Complaint In Intervention) that the FDIC-R filed in the United States Court of Federal Claims (No. 93-531 C) in March 1997; (4) the claims and disputes submitted to the United States Court of Federal Claims in the AmBase Case; and (5) the above-captioned appeal and cross-appeals in Nos. 2012-5047,-5048,-5049.
3.            AmBase, the FDIC-R, and the United States have agreed to settle the AmBase Case in exchange for payment of One Hundred Eighty One Million dollars and no cents ($181,000,000) (the Settlement Amount) to be divided into two payments as follows: (1) the sum of One Hundred Eighty Million and Six Hundred Fifty Thousand dollars and no cents ($180,650,000) to be paid by the United States directly to AmBase; and (2) the sum of Three Hundred Fifty Thousand dollars and no cents ($350,000) to be paid by the United States directly to the FDIC-R.
4.            Further, AmBase is entitled to a tax gross-up in an amount to be determined if and when any federal taxes should be imposed on the Settlement Amount.  Any proceedings relating to this provision shall be pursuant to Rule 60(b) of the Rules of the United States Court of Federal Claims (RCFC).
5.            To the extent this Settlement Agreement requires AmBase to incur additional non-federal taxes on the Settlement Amount, AmBase waives the right to recover such payments from the United States.
6.            The Parties consent to a limited remand of this appeal and cross-appeals for the purpose of seeking approval by the United States Court of Federal Claims, pursuant to RCFC 23.1(c), of the Parties' settlement as reflected in this Settlement Agreement, and agree to jointly file a motion for limited remand within ten (10) business days of the execution of this Settlement Agreement by all parties.
7.            Within ten (10) business days of the issuance of an order granting the motion for limited remand referenced in Paragraph 6, the Parties shall file a joint motion in the United States Court of Federal Claims, in action No. 93-531 C, for approval, pursuant to RCFC 23.1(c), of the Parties' settlement as reflected in this Settlement Agreement.
8.            In the event the United States Court of Appeals denies the joint motion for limited remand referenced in Paragraph 6, within ten (10) business days of the issuance of an order denying that motion, the Parties shall file a joint motion in the United States Court of Federal Claims, pursuant to RCFC 62.1, seeking an indicative ruling regarding whether the Court of Federal Claims would approve, pursuant to RCFC 23.1(c), the Parties' settlement as reflected in this Settlement Agreement.  As contemplated by RCFC 62.1, the Parties will promptly notify the Federal Circuit if the Court of Federal Claims states that it would grant the Rule 23.1(c) motion or that that motion raises a substantial issue, and will, in that event, promptly seek a remand so that the Court of Federal Claims may decide that motion.
9.             The United States shall remit to AmBase and the FDIC-R, by wire transfer, the Settlement Amount as set forth in Paragraph 3, within ten (10) business days of the approval of the Parties' settlement by the United States Court of Federal Claims.  The Parties agree that payment of the Settlement Amount to AmBase and the FDIC-R shall constitute a full discharge of any payment obligation of the United States to AmBase and the FDIC-R under this Settlement Agreement, subject to AmBase's entitlement to recover a tax gross-up as provided in Paragraph 4.
10.            Within ten (10) business days following the payment of the Settlement Amount by the United States to AmBase and the FDIC-R, the Parties agree (1) to file a joint motion with the United States Court of Federal Claims in No. 93-531 C to vacate the Order and Opinion dated August 31, 2004 (AmBase Corp. v. United States, 61 Fed. Cl. 794 (2004)), upon the ground of mootness; and (2) to jointly seek the dismissal of the AmBase Case and any associated appeals and cross-appeals pending in the United States Court of Appeals for the Federal Circuit.
11.             AmBase, the FDIC-R and the United States agree to accept the terms of this Settlement Agreement in full settlement, accord, and satisfaction of any and all claims and demands that said Parties may have against each other that were merged into or barred by the judgment, including all contract and other claims asserted in the Complaint, the Amended Complaint, and the Complaint In Intervention.

12.             Upon satisfaction of the terms in this Settlement Agreement,
AmBase, the FDIC-R and the United States release, waive, and abandon all remaining claims, except fraud, that said Parties may have against each other that were merged into or barred by the judgment, including all contract and other claims asserted in the Complaint, the Amended Complaint, or the Complaint In Intervention, and any claims for costs, interest, expenses, attorney fees, compensatory damages, or exemplary damages in the AmBase Case.
13.             AmBase, the FDIC-R and the United States each warrant and represent that no other action or suit by AmBase, the FDIC-R, or the United States with respect to the claims advanced in this case, or with respect to the judgment, is pending or will be filed in, or submitted to, any other court, administrative agency, or legislative body, except as relating to AmBase's entitlement to recover a tax gross-up as provided in Paragraph 4.  Nothing in this Agreement will preclude AmBase from pursuing its claims in the action known as AmBase Corp. v. United States, No. 3:08-cv-651, which was filed on April 29, 2008 in the United States District Court for the District of Connecticut.  If AmBase or the FDIC-R, now or in the future, violate any of the warranties and representations set forth in this paragraph, any amount paid by the United States pursuant to this Agreement shall be refunded promptly by the violating party, together with interest thereon at the rates provided in 41 U.S.C. § 1709, computed from the date the United States makes payment.  If the United States, now or in the future, violates any of the warranties and representations set forth in this paragraph, the opposing parties likewise shall have the right to seek enforcement of the stipulated judgment including available equitable remedies if any.  AmBase and the FDIC-R further warrant and represent that they have made no assignment or transfer of any part of their rights arising out of, or relating to, the claims advanced in this suit.
14.             This Settlement Agreement is entered into solely for the purposes of settling this case and permitting the dismissal of this appeal and cross-appeals, and for no other purpose.  This Settlement Agreement does not constitute an admission of liability and shall not bind the Parties hereto to any such admission, nor shall it be cited in any proceedings, whether judicial or administrative in nature, in which the parties or counsel for the parties have or may acquire an interest, except as necessary to effect or enforce the terms of this Settlement Agreement or to distribute the proceeds thereof.
15.             This Settlement Agreement in no way relates to, or is concerned with, income or other taxes, and shall not alter any party's tax obligations, if any, associated with entry of a dismissal pursuant to this Settlement Agreement.
16.             Each party's counsel represents that he or she has been and is authorized to enter into this Settlement Agreement on behalf of his or her respective clients, which, for AmBase, includes Carteret Bancorp, Inc.
17.             Under this Settlement Agreement, the United States shall pay the Settlement Amount as described in Paragraph 3 to AmBase and the FDIC-R.  In this Settlement Agreement, the United States does not express an opinion as to how AmBase should or will allocate its portion of the Settlement Amount  or how the FDIC-R will distribute its portion of the Settlement Amount among the creditors of Carteret Savings Bank, F.A.'s or Carteret Federal Savings Bank's estate(s).  Any dispute concerning or relating to the distribution of the Settlement Amount will not be grounds for revoking or modifying this Settlement Agreement or taking any other legal action against the United States.
18.              This document constitutes a complete integration of the
Settlement Agreement between AmBase, the FDIC-R and the United States, and supersedes any and all prior written or oral representations, understandings, or agreements among or between the parties to this Settlement Agreement concerning this case, Fed. Cir. Nos. 2012-5047,-5048,-5049, and Court of Federal Claims Case No. 93-531 C.

AGREED TO:
STUART F. DELERY
Acting Assistant Attorney General

/s/ Charles J. Cooper___                                                                                    ___/s/ Jeanne E. Davidson
CHARLES J. COOPER                                                                                    JEANNE E. DAVIDSON
Cooper & Kirk, PLLC                                                                                    Director
1523 New Hampshire Ave., N.W.                                                                                    Commercial Litigation Branch
Washington, D.C. 20036                                                                                    Civil Division
Counsel for AmBase Corp. and                                                                                    Department of Justice
     Carteret Bancorp, Inc.                                                                                    PO Box 480
Ben Franklin Station
Washington, DC 20044

_/s/ John M. Dorsey
JOHN M. DORSEY III
Counsel
Federal Deposit Ins. Corp.
550 17th St., NW
Washington, DC 20429
Counsel for the FDIC
OF COUNSEL:
SCOTT D. AUSTIN
DAVID A. LEVITT
AMANDA L. TANTUM
Trial Attorneys

Attorneys for Defendant-Appellant

August  _31__, 2012                                                                                    August _31__, 2012